UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 16, 2014

Loral Space & Communications Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14180	87-0748324
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

888 Seventh Avenue, New York, New York		10106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 697-1105

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e). In connection with our corporate office restructuring, in December 2012, the Board of Directors (the "Board") of Loral Space & Communications Inc. ("Loral" or the "Company") approved termination of the Company’s Supplemental Executive Retirement Plan (the "SERP"). On January 16, 2014, the Board approved make-whole payments to employees (the "SERP Make-Whole Payments"), including Loral’s named executive officers, who would have earned SERP benefits after termination of the SERP had the SERP not been terminated. Specifically, at the end of each year, commencing with 2014, each employee who would have qualified for a SERP accrual for that year will receive a cash payment equal to such employee’s annual accrued benefit at age 65 that would have been calculated for that year under the SERP (had it not been terminated) multiplied by a present value factor reflecting the employee’s life expectancy and current age and the Company’s discount rate under SFAS 87 at the beginning of the year. The SERP Make-Whole Payment will be paid at the end of the year the benefit is earned or upon termination of employment if earlier. In addition, with respect to the year ended December 31, 2013, Avi Katz and John Capogrossi will receive SERP Make-Whole Payments of $65,497 and $49,392, respectively, with respect to 2013 base salary and management incentive bonuses not included in the calculation of the SERP benefit payment previously paid in 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loral Space & Communications Inc.

January 17, 2014	By:	Avi Katz

Name: Avi Katz
Title: President, General Counsel and Secretary